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                                AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION
                                         OF
                                GREATFOOD.COM, INC.

                                     ARTICLE I

                                       NAME

     The name of the Corporation is GreatFood.com, Inc.


                                   ARTICLE II

                                  CAPITAL STOCK

     (a) AUTHORIZED CAPITAL. The total number of shares which the corporation is authorized to issue is eighty million (80,000,000), consisting of sixty million (60,000,000) shares of common stock, no par value, and twenty million (20,000,000) shares of preferred stock, no par value. Shares shall be issued at such prices as shall be determined by the Board of Directors. The common stock is subject to the rights and preferences of the preferred stock as hereinafter set forth.

     (b) ISSUANCE OF PREFERRED STOCK IN SERIES. The preferred stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Restated Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

     (c) DIVIDENDS. The holders of shares of the preferred stock shall be entitled to receive dividends, out of the funds of the corporation legally available therefor, at the rate and at the time or times as may be provided by the Board of Directors in designating a particular series of preferred stock. If such dividends on the preferred stock shall be cumulative, and if dividends shall not have been paid, then the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the common stock shall be paid or


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declared and set apart for payment.  The holders of the preferred stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section, unless otherwise provided by the Board of Directors in designating a particular series of preferred stock.

     (d) REDEMPTION. The preferred stock may be redeemable in such amounts, and at such time or times, as may be provided by the Board of Directors in designating a particular series of preferred stock. In any event, such preferred stock may be repurchased by the corporation to the extent legally permissible.

     (e) LIQUIDATION. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the common stock, the holders of the preferred stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of preferred stock plus dividends accrued thereon to the date of such payment. The holders of the preferred stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution or winding up of the affairs of the corporation other than the distributive amounts referred to in this section, unless otherwise provided by the Board of Directors in designating a particular series of preferred stock.

     (f) CONVERSION. Shares of preferred stock may be convertible to shares of common stock at such rate and subject to such adjustments as may be provided by the Board of Directors in designating a particular series of preferred stock.

     (g) VOTING RIGHTS. Holders of preferred stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of preferred stock.

                                    ARTICLE III

                          DIRECTORS; REMOVAL OF DIRECTORS

     The number of directors which shall constitute the entire Board of Directors of this corporation shall be not be less than three (3) nor more than eleven (11), the number of which shall be fixed from time to time by resolution of the Board of Directors. The Board shall be divided into three classes:
Class I Directors, Class II Directors and Class III Directors. Each such class of directors shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual shareholders' meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected as Class I Directors shall serve for a term ending at the annual meeting to be held in the year following the first election of directors by classes, the directors first elected as Class II Directors shall serve for a term ending at the annual

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meeting to be held in the second year following the first election of directors by classes and the directors first elected as Class III Directors shall serve for a term ending at the annual meeting to be held in the third year following the first election of directors by classes. Notwithstanding the foregoing, each director shall serve until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

     At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose terms then expire as directorships of another class in order more nearly to achieve equality in the number of directors among the classes. Newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected to fill a vacancy in accordance with the preceding sentence shall be of the same class as the director he or she succeeds and shall hold office for the remainder of the full term of such class, unless, by reason of any previous changes in the authorized number of directors, the Board shall designate the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes.

     Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member, until the expiration of his or her current term or his or her earlier death, resignation or removal. If there are any newly created directorships or vacancies on the Board, the Board shall allocate any such directorship or vacancy to that of the available classes of directors whose term of office is due to expire at the earliest date following such allocation.

     At any meeting of shareholders called expressly for that purpose, the entire Board of Directors, or any member thereof, may be removed from office at any time, but only (1) for cause and (2) by the affirmative vote of the holders of a majority of shares then entitled to vote at an election of such directors.

     Where a question of removal of a director for cause is to be presented for shareholder consideration, an opportunity must be provided such director to present his or her defense to the shareholders by a statement which must accompany or precede the notice of the meeting at which removal of such director for cause shall be considered. Under such circumstances the director involved shall be served with notice of the meeting at which such action is proposed to be taken together with a statement of the specific charges and shall be given an opportunity to be present and to be heard at the meeting at which his or her removal is considered.

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                                     ARTICLE IV

              SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

          (a)  Definitions.  For purposes of this Article IV:

               (i) "Business Combination" means (a) a merger, share exchange or consolidation of this corporation or any of its Subsidiaries with any other corporation or other entity; (b) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this corporation or any of its Subsidiaries of all or a substantial part of this corporation's assets otherwise than in the usual and regular course of business; or (c) any agreement, contract or other arrangement providing for any of the foregoing transactions.

               (ii) "Subsidiary" means a domestic or foreign corporation that has a majority of its outstanding voting shares owned, directly or indirectly, by this corporation.

               (iii) "Continuing Director" means any member of the Board of Directors (i) who was a member of the Board of Directors on the date of closing of the Company's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Effective Date"), or (ii) who is elected or appointed to the Board of Directors after the Effective Date, after being nominated by a majority of the Continuing Directors voting separately and as a subclass of directors on such nomination.

          (b)  Vote Required for Business Combinations.

               (i)   Except as provided in subsection  (b)(ii) of this
Article IV, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of stock entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of a Business Combination.

               (ii) Notwithstanding subsection (b)(i) of this Article IV, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and is otherwise required by law to be approved by this corporation's shareholders, the affirmative vote of not less than a majority of the outstanding shares of stock entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of common stock or preferred stock, the affirmative vote of the holders of

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not less than a majority of the outstanding shares of such class or series, voting as separate voting group, shall be required for the adoption or authorization of such Business Combination.

                                     ARTICLE V

                      AMENDMENTS TO ARTICLES OF INCORPORATION

     This corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation by the affirmative vote of the holders of two-thirds of the outstanding shares and, to the extent, if any provided by resolution or resolutions of the Board of Directors providing for the issue of a series of Common Stock or Preferred Stock, not less than two-thirds of the outstanding shares entitled to vote thereon, voting as a class; provided that Article I and Articles VII through XI may be amended in any manner now or hereafter permitted by law. The rights of the shareholders of this corporation are granted subject to this reservation.

                                     ARTICLE VI

                        AMENDMENT TO BYLAWS BY SHAREHOLDERS

     The shareholders shall have the power to adopt, amend or repeal the Bylaws of this corporation by the affirmative vote of the holders of not less than two-thirds of the outstanding shares, and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred Stock, not less than two-thirds of the outstanding shares of such class or series entitled to vote thereon, voting as a class. The rights of the shareholders of this corporation are granted subject to this reservation. Any Bylaw of this corporation may be amended or repealed at any time by the Board of Directors in the manner provided in the Bylaws; provided, however, that the Board of Directors may not repeal or amend any Bylaw that the shareholders have expressly provided may not be amended or repealed by the Board of Directors.

                                    ARTICLE VII

                         LIMITATION OF DIRECTORS' LIABILITY

     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for his or her conduct as a director on or after the date this Article becomes effective, except for:
(i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) approval of certain distributions or loans in violation of RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the

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director is not legally entitled.  If the Washington Business Corporation Act, is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                    ARTICLE VIII

                     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) RIGHT TO INDEMNIFICATION. Each person who was, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorney's fees, judgments, fines ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that except as provided in Section (b) of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section (a) shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section (a) or otherwise.

     (b)  RIGHT OF CLAIMANT TO BRING SUIT.  If a claim under Section (a) of this
Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in

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defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

     (c) NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     (d) INSURANCE CONTRACTS AND FUNDING. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

     (e) INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

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                                     ARTICLE IX

                                NO PREEMPTIVE RIGHTS

     Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.

                                     ARTICLE X

                                 CUMULATIVE VOTING

     There shall be no cumulative voting of shares in this Corporation.

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                                     ARTICLE XI

                       REGISTERED OFFICE AND REGISTERED AGENT

     The name of the registered agent of this Corporation and the street address of its registered office are as follows:

                                  Noelle E. Cooper
                          Heller Ehrman White & McAuliffe
                            701 Fifth Avenue, Suite 6100
                             Seattle, Washington  98104

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     IN WITNESS WHEREOF, the undersigned certifies that he or she is an officer of the Corporation and has executed these Amended and Restated Articles of Incorporation in an official and authorized capacity under penalty of perjury on this ____ day of ___, 1999.

                              GREATFOOD.COM, INC.


                              By:______________________________


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